FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT Purchases Newly Constructed Viceroy Hotel

NYRR Portfolio Reaches $2.1 Billion of Assets, Comprised of 23 High Quality New York Properties, Including This Transaction and Previously Announced Acquisitions Under Contract

New York, New York, November 22, 2013 – American Realty Capital New York Recovery REIT, Inc. (“NYRR”) announced today that it has acquired a leasehold interest in Viceroy New York located on West 57th Street, between 6th and 7th Avenues, in Manhattan. NYRR acquired this newly constructed hotel for $148.5 million, exclusive of closing costs.

The hotel commenced operations and opened to guests in October 2013, with 240 rooms in 29 stories, Kingside, a new Marc Murphy and Gerber Group restaurant based in the hotel at street level, a rooftop lounge expected to open in 2014, a fitness center, an indoor pool and meeting spaces. The hotel was designed by architectural firm, Roman and Williams, and is managed by Viceroy Hotel Group, which currently manages luxury hotels in locations including Santa Monica, Miami, Beverly Hills, Snowmass, Anguilla, Abu Dhabi and the Maldives.

Michael A. Happel, Chief Investment Officer of NYRR, noted, “We are pleased to have completed the acquisition of the Viceroy Hotel. This acquisition adds our first hotel asset to our portfolio, which is now over $2.1 billion, including previously announced acquisitions that are closed or under contract. The Viceroy is located in a prime midtown location that we believe will only get better with time. We are thrilled to be working with both the Viceroy Hotel Group as manager of the hotel and the Gerber/Murphy Group as operator of the Kingside Restaurant.”

About NYRR

NYRR is a publicly registered, non-traded real estate investment trust (“REIT”) that has qualified as a REIT for tax purposes. Additional information about NYRR can be found on its website at www.newyorkrecoveryreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
Anthony J. DeFazio	Michael A. Happel, CIO
DDCworks	American Realty Capital New York Recovery REIT, Inc.
tdefazio@ddcworks.com	mhappel@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500